UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 20, 2019

CBL & ASSOCIATES PROPERTIES, INC.

CBL & ASSOCIATES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
Delaware	333-182515-01	62-1542285
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421
(Address of principal executive office, including zip code)

423.855.0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry Into a Material Definitive Agreement

On March 20, 2019, the board of directors of CBL & Associates Properties, Inc. (“we” or the “Company”) approved the structure of a settlement in the class action lawsuit filed on March 16, 2016 in the United States District Court for the Middle District of Florida (the “Court”) by Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian. As previously disclosed, plaintiff’s motion for class certification of a nationwide RICO class and a Florida RICO and FDUTPA (Florida Deceptive and Unfair Trade Practices Act) class was partially granted by the Court on January 7, 2019. In its action, plaintiff sought unspecified monetary damages as well as costs and attorneys’ fees, based on allegations that we and certain affiliated entities overcharged tenants at bulk metered malls for electricity.

Our petition seeking to appeal the Court’s class certification order was denied by the United States Court of Appeals for the Eleventh Circuit on March 4, 2019. On March 11, 2019, the Court set the trial date for April 2, 2019. On March 15, 2019, following mediation proceedings, a proposed structure of a settlement was approved by representatives of the parties.

Under the terms of the proposed settlement, we have denied all allegations of wrongdoing and have asserted that our actions have at all times been lawful and proper.

Under the terms of the proposed settlement, we are to set aside a common fund with a monetary and non-monetary value of $90 million (the “Common Fund”) to be disbursed to class members in accordance with a formula to be agreed upon by the parties that is based upon aggregate damages of $60 million. Class members will be comprised of past and current tenants at certain of our shopping centers that we own or formerly owned during the class period, which will extend from January 1, 2011 through the date of Court preliminary approval. Class members who are past tenants and make a claim will receive payment of their claims in cash. Class members who are current tenants will receive monthly credits against rents and future charges over the next five years. Any amounts under the settlement allocated to tenants with outstanding amounts payable to the Company, including tenants which have declared bankruptcy or declare bankruptcy over the relevant period, will first be deducted from the amounts owed to the Company. All attorney’s fees and associated costs to be paid to Class Counsel (which is expected to total a maximum of $28.0 million) and class administration costs (which are expected to not exceed $150,000), will be funded by the Common Fund, but must be approved by the court.

Under the terms of the proposed settlement, we will not pay any dividends to holders of our common shares payable in the third and fourth quarters of 2019. The settlement does not restrict our ability to declare dividends payable in 2020 or in subsequent years.

Under the terms of the proposed settlement, once we have made all required payments and credits, we will have no further payment obligation to the class members. We and our affiliates will receive a general release from the class members for all claims as of the date of final approval by the Court that relate to or arise out of any charges for electricity of any kind, including but not limited to claims that relate to or arise out of the allegations made in the action.

Under the terms of the proposed settlement, the parties will jointly move to stay pending litigation. During such time, counsel for the parties shall work cooperatively to draft final settlement documents with a goal to finalize the settlement agreement and file a motion for preliminary approval by the Court no later than May 29. The settlement is subject to a number of conditions, including Court approval.

As noted above, we have denied all allegations of wrongdoing and have asserted that our actions have at all times been lawful and proper. However, given the class certification, the accelerated trial schedule, the inherent risk of any trial and the potential cost of an adverse resolution of the litigation, we believe that the settlement is in the Company’s best interest and in the best interests of our stockholders.

On March 26, 2019, we issued a press release related to this matter which is attached as Exhibit 99.1.

ITEM 2.03 Creation of a Direct Financing Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference.

We anticipate accruing in our financial statements for the first quarter of 2019, a reserve with respect to this settlement in the amount of approximately $88.1 million. We will reduce the reserve in subsequent periods to reflect amounts actually paid through the claims process and credits actually made or as we are relieved of our liability pursuant to the terms of the settlement agreement. Our insurance does not cover the proposed settlement amounts.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated March 26, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President -
Chief Financial Officer and Treasurer

CBL & ASSOCIATES LIMITED PARTNERSHIP

By: CBL HOLDINGS I, INC., its general partner

/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President -
Chief Financial Officer and Treasurer

Date: March 26, 2019